                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM 15
                                  -------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 0-9965

                             QUESTA OIL & GAS CO.
                         ----------------------------
                         (Exact name of registrant as
                           specified in its charter)

                           1000 KENSINGTON TOWER I
                              7130 SOUTH LEWIS
                            TULSA, OKLAHOMA 74136
                               (918) 493-7700
  -----------------------------------------------------------------------
  (Address including zip code and telephone number including area code of registrant's principal executive offices)


                                 COMMON STOCK
                     ----------------------------------
                     (Title of each class of securities
                             covered by this Form)

 ---------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     /X/     Rule 12h-3(b)(1)(ii)   / /
      Rule 12g-4(a)(1)(ii)    / /     Rule 12h-3(b)(2)(i)    / /
      Rule 12g-4(a)(2)(i)     / /     Rule 12h-3(b)(2)(ii)   / /
      Rule 12g-4(a)(2)(ii)    / /     Rule 15d-6             / /
      Rule 12h-3(b)(1)(i)     /X/

     Approximate number of holders of record as of the certification or notice date: One.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Questa Oil & Gas Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 21, 2000                     QUESTA OIL & GAS CO.

                                         By: /s/ John G. Nikkel
                                         --- ------------------
                                             John G. Nikkel
                                             President